                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 --------------

                                   FORM 8-K/A

                                 AMENDMENT NO. 1

                                       TO

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 Date of Report
                 (Date of earliest event reported): July 7, 2000

                             NETSCOUT SYSTEMS, INC.
        ----------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

         DELAWARE                       0000-26251              04-2837575
-------------------------------  -----------------------    -------------------
(State of other jurisdiction of  (Commission File number)     (IRS Employer
       Incorporation)                                       Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MA                                  01886
---------------------------------------                              ----------
(Address of principal executive offices)                             (Zip Code)

Registrant's telephone number, including area code:           (978) 614-4000
                                                           --------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On July 7, 2000, NetScout Systems, Inc., a Delaware corporation, completed its acquisition of NextPoint Nextworks, Inc., a Delaware corporation, by means of a merger of NextPoint with and into NetScout Service Level Corporation, a Delaware corporation and a wholly-owned subsidiary of NetScout, pursuant to an Agreement and Plan of Reorganization dated as of June 13, 2000. The Merger was effected by the filing of a Certificate of Merger with the Secretary of State of Delaware on July 7, 2000. NextPoint was a provider of integrated application and network management software solutions to traditional enterprises, e-businesses and application and management services providers.

         Upon the effective time of the Merger on July 7, 2000, NetScout issued an aggregate of 2,099,120 shares of NetScout common stock, par value $0.001 per share and $19,532,517 in cash in exchange for all of the outstanding shares of capital stock of NextPoint. Pursuant to the terms of the Merger Agreement, upon the effective time of the Merger, each outstanding share of capital stock of NextPoint converted into the right to receive the number of shares NetScout common stock and the amount of cash as follows:

    - Each outstanding share of NextPoint Series A Convertible Preferred Stock as converted into the right to receive .277 shares of NetScout Common Stock and $2.59 in cash.

    - Each outstanding share of NextPoint Series B Convertible Preferred Stock was converted into the right to receive .477 shares of NetScout Common Stock and $4.45 in cash.

    - Each outstanding share of NextPoint Series C Convertible Preferred Stock was converted into the right to receive .640 shares of NetScout Common Stock and $5.97 in cash.

    - Each outstanding share of NextPoint Common Stock was converted into the right to receive .233 shares of NetScout Common Stock and $2.17 in cash.

         Each holder of NextPoint capital stock who is otherwise entitled to a fraction of a share of NetScout common stock will receive cash in lieu thereof, equal to a fraction multiplied by $13.32. In accordance with the terms of the Merger Agreement and an escrow agreement, 314,887 shares of NetScout common stock and $2,936,267 in cash have been placed in an escrow account to secure certain indemnification obligations of NextPoint under the Merger Agreement. In addition, pursuant to the terms of the Merger Agreement, NetScout assumed outstanding warrants to purchase shares of NextPoint Series C Convertible Preferred Stock. NetScout has reserved an aggregate of 24,741 shares of its common stock and $230,732.72 in cash for issuance upon the exercise of these warrants. NetScout also assumed outstanding options to purchase shares of NextPoint common stock pursuant to NextPoint's 1997 Stock Incentive Plan and 2000 Stock Incentive Plan. NetScout has reserved an aggregate of 273,906 shares of its common stock for issuance upon exercise of these options.

         The NetScout common stock issued in connection with the merger was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 as amended. NetScout used proceeds raised by NetScout in its initial public offering of common stock, which was consummated in August 1999, to pay for the cash portion of the merger consideration.

         The purchase price and terms for the transaction were determined in arms-length negotiations. The acquisition of NextPoint is intended to qualify a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. NetScout will account for the transaction under the purchase method of accounting.

         The terms of the Merger are more fully described in the Merger Agreement and the Registration Rights Agreement, which are each filed as Exhibit
2.1 and 10.1, respectively, and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.


NEXTPOINT NETWORKS, INC.
INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE

Report of Independent Accountants                                                      F-1

Consolidated Balance Sheets at December 31, 1999 and 1998                              F-2

Consolidated Statements of Operations for the years ended December 31, 1999 and 1998   F-3

Consolidated Statements of Redeemable Convertible Preferred Stock and
  Stockholders' Deficit for the years ended December 31, 1999 and 1998                 F-4

Consolidated Statements of Cash Flows for the years ended December 31, 1999 and 1998   F-5

Notes to Financial Statements                                                          F-6

Unaudited Condensed Consolidated Balance Sheet at June 30, 2000 and
  December 31, 1999                                                                   F-20

Unaudited Condensed Consolidated Statements of Operations for
  six months ended June 30, 2000 and 1999                                             F-21

Unaudited Condensed Consolidated Statements of Cash Flows for the
  six months ended June 30, 2000 and 1999                                             F-22

Notes to Unaudited Condensed Consolidated Financial Statements                        F-23

         (b)      PRO FORMA FINANCIAL INFORMATION.

Unaudited Pro Forma Combined Financial Information                                    F-24

Unaudited Pro Forma Combined Balance Sheet as of
  June 30, 2000                                                                       F-25

Unaudited Pro Forma Combined Statement of Operations
  for the years ended March 31, 2000 and
  December 31, 1999                                                                   F-26

Unaudited Pro Forma Combined Statement of Operations
  for the three months ended June 30, 2000 and
  March 31, 2000                                                                      F-27

Notes to Unaudited Pro Forma Combined Financial Information                           F-28

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of NextPoint Networks, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of NextPoint Networks, Inc. and its subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 9, 2000, except as to Note 13
  for which the date is July 7, 2000

NEXTPOINT NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1999

                                                                                      1998              1999
ASSETS
Current assets:
    Cash and cash equivalents                                                       $  9,404,330      $    950,173
    Accounts receivable, net of allowance for doubtful accounts of
      $0 and $80,000 at December 31, 1998 and 1999, respectively                         164,331           730,296
    Prepaid expenses and other current assets                                            192,587           107,254
                                                                                 ----------------  ----------------

        Total current assets                                                           9,761,248         1,787,723
                                                                                 ----------------  ----------------

Note receivable from stockholder                                                          35,000            35,000
Fixed assets, net                                                                        578,367           784,208
Other assets                                                                              15,211            29,442
                                                                                 ----------------  ----------------

        Total assets                                                                $ 10,389,826      $  2,636,373
                                                                                 ================  =================

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
     AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Current portion of note payable to bank                                         $     91,033      $     85,040
    Current portion of note payable - other                                               19,270            19,270
    Accounts payable                                                                     500,226           536,060
    Accrued expenses                                                                     491,648           350,686
    Deferred revenue                                                                      56,483           453,083
                                                                                 ----------------  ----------------

        Total current liabilities                                                      1,158,660         1,444,139
                                                                                 ----------------  ----------------

Long-term portion of note payable to bank                                                236,958           218,673
Long-term portion of note payable - other                                                 68,150            51,580
                                                                                 ----------------  ----------------

        Total liabilities                                                              1,463,768         1,714,392
                                                                                 ----------------  ----------------

Commitments (Note 10)

Series A redeemable convertible preferred stock, $0.01 par value; 1,100,000 shares authorized, issued and outstanding at December 31, 1998 and
  1999 (liquidation preference of $1,100,000)                                          1,100,000         1,100,000
                                                                                 ----------------  ----------------
Series B redeemable convertible preferred stock, $0.01 par value; 542,495 shares authorized, issued and outstanding at December 31, 1998 and 1999
  (liquidation preference of $2,999,997)                                               2,999,997         2,999,997
                                                                                 ----------------  ----------------
Series C redeemable convertible preferred stock, $0.01 par value; 1,295,177 shares authorized, 1,289,749 shares issued and outstanding at December 31,
  1998 and 1999 (liquidation preference  of $11,878,588)                              11,878,588        11,878,588
                                                                                 ----------------  ----------------

Stockholders' deficit:

    Common stock, $0.0001 par value; 7,000,000 shares authorized, 2,428,200 and 2,437,599 shares issued and outstanding at December 31, 1998
      and 1999, respectively                                                                 243               244
    Additional paid-in capital                                                             4,439         1,106,493
    Treasury stock, at cost, 30,750 and 44,000 shares at December 31,
      1998 and 1999, respectively                                                        (1,208)           (1,340)
    Deferred compensation                                                                      -         (954,295)
    Accumulated deficit                                                              (7,056,001)      (15,207,706)
                                                                                 ----------------  ----------------

        Total stockholders' deficit                                                  (7,052,527)      (15,056,604)
                                                                                 ----------------  ----------------

        Total liabilities, redeemable convertible preferred stock and
          stockholders' deficit                                                     $ 10,389,826      $  2,636,373
                                                                                 ================  =================

                    The accompanying notes are an integral part of
                       these consolidated financial statements.

NEXTPOINT NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                     1998              1999
Revenues:

    Licenses                                                      $     387,037     $   1,535,323
    Services                                                             22,749            55,896
                                                                ----------------  ----------------

                                                                        409,786         1,591,219

                                                                ----------------  ----------------

Cost of revenues:

    Licenses                                                              3,900            24,050
    Services                                                             60,827           162,481
                                                                ----------------  ----------------

                                                                         64,727           186,531
                                                                ----------------  ----------------

        Gross profit                                                    345,059         1,404,688
                                                                ----------------  ----------------

Operating expenses:

    Research and development                                          2,215,527         2,630,913
    Sales and marketing                                               2,313,589         5,370,761
    General and administrative                                        1,105,197         1,563,298
    Stock-based compensation                                                  -           142,061
                                                                ----------------  ----------------

        Total operating expenses                                      5,634,313         9,707,033
                                                                ----------------  ----------------

        Loss from operations                                        (5,289,254)       (8,302,345)

Interest income, net                                                    115,967           150,640
                                                                ----------------  ----------------

        Net loss                                                  $ (5,173,287)     $ (8,151,705)
                                                                ===============   ================

                    The accompanying notes are an integral part of
                       these consolidated financial statements.

NEXTPOINT NETWORKS, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

----------------------------------------------------------------------------------------------------------------------
                                                   SERIES A                SERIES B                 SERIES C
                                             REDEEMABLE CONVERTIBLE  REDEEMABLE CONVERTIBLE   REDEEMABLE CONVERTIBLE
                                                PREFERRED STOCK          PREFERRED STOCK          PREFERRED STOCK
                                               SHARES      AMOUNT      SHARES       AMOUNT      SHARES       AMOUNT
Balance at December 31, 1997                  1,100,000  $1,100,000   542,495     $2,999,997         --     $      --

Issuance of Series C redeemable
  convertible preferred stock                                                                  1,289,749     11,878,588


Repurchase of common stock

Net loss

                                             ----------  ----------  --------     ----------  ----------   ------------
Balance at December 31, 1998                  1,100,000   1,100,000   542,495      2,999,997   1,289,749     11,878,588

Issuance of common stock upon
 exercise of stock options


Repurchase of common stock

Deferred compensation

Amortization of deferred
 compensation

Net loss

                                             ----------  ----------  --------     ----------  ----------   ------------
Balance at December 31, 1999                  1,100,000  $1,100,000   542,495     $2,999,997   1,289,749   $ 11,878,588
                                             ==========  ==========  ========     ==========  ==========   ============


-----------------------------------------------------------------------------------------------------------------------------------
                                                       ADDITIONAL
                                       COMMON STOCK      PAID-IN    TREASURY STOCK      DEFERRED      ACCUMULATED
                                     SHARES   PAR VALUE  CAPITAL   SHARES   AMOUNT    COMPENSATION     DEFICIT        TOTAL
Balance at December 31, 1997        2,428,200   $  243  $  4,439        --   $   --    $         --   $ (1,785,464)  $(1,780,782)

Issuance of Series C redeemable
  convertible preferred stock                                                                              (97,250)      (97,250)


Repurchase of common stock                                          30,750   (1,208)                                      (1,208)

Net loss                                                                                                (5,173,287)   (5,173,287)
                                   ----------  ------- ---------  --------  -------    ------------   ------------   -----------

Balance at December 31, 1998        2,428,200      243     4,439    30,750   (1,208)             --     (7,056,001)   (7,052,527)

Issuance of common stock upon           9,399        1     5,698                                                           5,699
 exercise ofstock options


Repurchase of common stock                                          13,250     (132)                                        (132)

Deferred compensation                                  1,096,356                         (1,096,356)                          --

Amortization of deferred                                                                    142,061                      142,061
 compensation

Net loss                                                                                                (8,151,705)   (8,151,705)
                                   ----------  ------- ---------  --------  -------    ------------   ------------   -----------

Balance at December 31, 1999         2,437,99  $  244 $1,106,493    44,000  $(1,340)       (954,295)  $(15,207,706) $(15,056,604)
                                   ==========  ======= =========  ========  =======    ============   ============   ===========

                    The accompanying notes are an integral part of
                       these consolidated financial statements.

NEXTPOINT NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999


                                                                                      1998              1999
CASH FLOWS FROM OPERATING ACTIVITIES:

    Net loss                                                                       $  (5,173,287)     $ (8,151,705)
    Adjustments to reconcile net loss to net cash used for operating activities:

      Depreciation                                                                       124,070           279,230
      Compensation expense for stock options granted                                           -           142,061
      Changes in assets and liabilities:

        Accounts receivable                                                             (164,331)         (565,965)
        Prepaid expenses and other current assets                                       (147,081)           85,333
        Accounts payable                                                                 431,236           133,994
        Accrued expenses                                                                 370,495          (239,122)
        Deferred revenue                                                                  56,483           396,600
                                                                                 ----------------  ----------------

        Net cash used in operating activities                                         (4,502,415)       (7,919,574)
                                                                                 ----------------  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Purchase of fixed assets                                                            (444,055)         (485,071)
    Increase in other assets                                                              (2,100)          (14,231)
                                                                                 ----------------  ----------------

        Net cash used in investing activities                                           (446,155)         (499,302)
                                                                                 ----------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Proceeds from issuance of notes payable                                              327,991                 -
    Repayments of notes payable                                                           (8,930)          (40,848)
    Proceeds from Series C redeemable convertible preferred stock,
      net of issuance costs                                                           11,781,338                 -
    Proceeds from stock option exercises                                                       -             5,699
    Purchase of treasury stock, at cost                                                   (1,208)             (132)
                                                                                 ----------------  ----------------

        Net cash (used in)/provided by financing activities                          (12,099,191)          (35,281)
                                                                                 ----------------  ----------------

Net increase in cash and cash equivalents                                              7,150,621        (8,454,157)

Cash and cash equivalents, beginning of period                                         2,253,709         9,404,330
                                                                                 ----------------  ----------------

Cash and cash equivalents, end of period                                              $9,404,330         $ 950,173
                                                                                 ================  ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    Cash paid for interest                                                             $  17,170         $  41,479
    Notes payable issued for fixed assets                                                 96,350                 -

                    The accompanying notes are an integral part of
                       these consolidated financial statements.

1.       NATURE OF THE BUSINESS

         NextPoint Networks, Inc. (the "Company") was incorporated as a Delaware corporation in November 1996. The Company develops, markets and supports a family of software products for monitoring and reporting network and application performance. Providing both network and end-user views of network performance data, the Company's products enable real-time management of distributed networks varying in size.

         The Company was considered a development stage enterprise, as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, during the year ended December 31, 1998. In 1999, principal operations have commenced and, accordingly, the Company's consolidated financial statements are no longer presented as those of a development stage enterprise.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Significant accounting policies followed in the preparation of the financial statements are as follows:

         PRINCIPLES OF CONSOLIDATION
         The accompanying consolidated financial statements of the Company include the accounts of NextPoint Networks, Inc. and its wholly-owned subsidiary, NextPoint Networks Securities Corporation, a Delaware corporation. All significant intercompany transactions and balances have been eliminated in consolidation.

         CASH AND CASH EQUIVALENTS
         All highly liquid investments with an initial maturity of three months or less are considered to be cash equivalents. The Company invests excess cash primarily in money market funds of major financial institutions. Accordingly, these investments are subject to minimal credit and market risk. At December 31, 1998 and 1999, the Company's cash equivalents were $8,893,920 and $927,389, respectively. These investments are carried at cost, which approximates fair value.

         FAIR VALUE OF FINANCIAL INSTRUMENTS
         The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, notes payable, and other accrued expenses. The carrying amounts of these instruments at December 31, 1998 and 1999 approximates their fair values.

         ACCOUNTS RECEIVABLE, CONCENTRATION OF CREDIT RISK AND
         SIGNIFICANT CUSTOMERS
         Financial instruments that potentially expose the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable. The Company maintains substantially all of its money market funds with one financial institution which management believes has a high credit standing. To minimize credit risk related to accounts receivable, ongoing credit evaluations of customers' financial condition are performed.

         Revenue of $132,000 (36% of total revenue), $60,000 (15% of total revenue), $69,000 (18% of total revenue) and $46,000 (11% of total revenue) was attributable to individual customers in the year ended December 31, 1998. Revenue of $161,000 (10% of total revenue) was attributable to one customer in the year ended December 31, 1999. At December 31, 1998, accounts receivable from four customers were $154,000 (94% of gross accounts receivable). At December 31, 1999, accounts receivable from one customer was $128,000 (16% of gross accounts receivable).

         FIXED ASSETS
         Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repair and maintenance costs are charged to expense as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in income.

         LONG-LIVED ASSETS
         In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," the Company periodically evaluates the net realizable value of its long-lived assets and records impairment losses on those assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Through December 31, 1999, the Company has not recognized an impairment loss on its long-lived assets.

         REVENUE RECOGNITION
         Revenue is derived from the licensing of computer software products and from maintenance and support services. The Company has adopted the guidelines of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"), both which provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions.

         Purchasers of the Company's software licenses generally enter an initial annual maintenance and support contract, and, as such, the Company considers these multiple elements of a single arrangement. As software licenses are not sold individually, the Company employs the "residual method" of accounting for revenue recognition, as defined by SOP 98-9. The residual method requires that the portion of the total arrangement fee attributable to undelivered elements, as indicated by vendor specific objective evidence of fair value ("VSOE"), is deferred and subsequently recognized in accordance with SOP 97-2. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements, if all other revenue recognition criteria of SOP 97-2 are met. VSOE for maintenance and support services is determined based upon the prices charged to customers when these elements are sold separately, typically from the renewal of the annual service contracts.

         Software licenses are typically sold subject to a customer evaluation period, and requires some installation services prior to their effective use. In accordance with SOP 97-2, the Company does not recognize revenue from the sale of licenses until the evaluation and installation period ends, and the license is deemed delivered and accepted, provided that the Company has received a signed purchase order or contract, the license fee is fixed or determinable, and collection of the fee is probable. The Company recognizes revenue from maintenance and support services ratably over the contract period, recording any up-front payments as deferred revenue.

         Revenue on sales through resellers is not recognized until the end user completes the evaluation period.

         COMPREHENSIVE INCOME
         SFAS No. 130, "Reporting Comprehensive Income," requires a full set of general purpose financial statements to be expanded to include the reporting of "comprehensive income." Comprehensive income is comprised of two components, net income and other comprehensive income. For all periods presented, the Company's only component of comprehensive income or loss was the Company's reported net losses.

         RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS
         Costs associated with the research and development of the Company's products are expensed as incurred. Costs associated with the development of computer software are expensed prior to establishing technological feasibility, as defined by SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," and capitalized thereafter until commercial release of the software products. Software development costs eligible for capitalization have not been significant to date.

         ADVERTISING COSTS
         The Company expenses as incurred costs of producing advertising and sales-related collateral materials. Advertising expense for the periods ended December 31, 1998 and 1999, was $162,336 and $34,965, respectively.

         ACCOUNTING FOR STOCK-BASED COMPENSATION
         The Company accounts for stock-based awards to its employees using the intrinsic value based method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation expense is recorded for options issued to employees in fixed amounts to the extent that the fixed exercise prices are less than the fair value of the Company's common stock at the date of the grant. The Company follows the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation." All stock-based awards to nonemployees are accounted for at their fair value.

         INCOME TAXES
         Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

         RISKS AND UNCERTAINTIES
         The Company's future results of operations involve a number of risks and uncertainties that could affect the Company's future operating results and cause actual results to vary materially from expectations. Those factors include, but are not limited to, dependence on strategic partners, limited operating history, ability to fund and manage growth, and technological change.

         USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         RECLASSIFICATIONS
         Certain prior year amounts have been reclassified to conform with the current year's presentation. Such reclassifications had no effect on the Company's results of operations.

         RECENT ACCOUNTING PRONOUNCEMENTS
         In June 1998, the Financial Accounting Standard Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all years beginning after June 15, 2000, with earlier application encouraged. The Company does not currently use derivative instruments or engage in hedging activities.

         In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 100, "Restructuring and Impairment Charges" ("SAB 100"). In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB No. 100 expresses the views of the SEC staff regarding the accounting for and disclosure of certain expenses commonly reported in connection with exit activities and business combinations. The Company does not expect the provisions of SAB No. 100 to have a material impact on its financial statements. SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company is currently determining the impact that SAB No. 101 will have on its financial position and results of operations.

         In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

3.       NOTE RECEIVABLE FROM STOCKHOLDER

         In November 1996, the Company loaned $25,000 to an employee. In July 1997, it loaned an additional $10,000 to the employee under the same agreement. The note bears interest at an annual rate of 6.6% compounded annually. The note is collateralized by the common stock owned by the employee.

         The principal and all unpaid accrued interest is payable on the earlier of (i) November 12, 2005, (ii) the closing of an initial public offering of the Company's common stock, (iii) the sale, transfer or assignment of substantially all the Company's assets, (iv) the liquidation of the Company or merger or consolidation of the Company into or with another entity, unless the shareholders of the Company immediately prior to such event own more than 50% of the voting power of the surviving entity immediately after the merger or consolidation, or (v) the termination of the borrower's employment.

4.       FIXED ASSETS

         Fixed assets consist of the following:

                                                       ESTIMATED
                                                      USEFUL LIFE                 DECEMBER 31,
                                                        (YEARS)               1998              1999
           Computer equipment                             3-5               $ 470,302        $  903,787
           Furniture and fixtures                          7                  151,843           203,429
           Leasehold improvements                     lease term              110,137           110,137
                                                                      ----------------  ----------------

                                                                              732,282         1,217,353
           Less:  accumulated depreciation and
             amortization                                                     153,915           433,145
                                                                      ----------------  ----------------

                                                                            $ 578,367        $  784,208
                                                                      ================  ================

         Depreciation expense, including amortization, was $124,070 and $279,230 for the years ended December 31,1998 and 1999, respectively.

5.       DEBT

         The Company has agreements with a bank for a revolving working capital line of credit and an equipment line of credit. Borrowings under the revolving line of credit are collateralized by substantially all of the Company's assets and may not exceed the lesser of $1,000,000 or eligible accounts receivable, as defined by the agreements. Interest is payable monthly at the bank's prime rate plus 0.5%. The revolving working capital line of credit expired unused on July 14, 1999 and was subsequently amended on January 18, 2000 (Note 13).

         Under the equipment line of credit, the Company may borrow up to $500,000 for the purchase of property and equipment. Interest is payable monthly at the bank's prime rate (9.25% at December 31, 1999) plus 0.75%. Drawings under this line were permitted through January 14, 1999, at which time the line converted to a term note, payable in 36 equal monthly installments of principal and interest beginning on February 14, 1999. Borrowings are secured by all assets of the Company.

         Under these agreements, the Company must meet certain financial and reporting covenants. The Company was in violation of certain of these covenants at December 31, 1999; however, a waiver of the violations was subsequently granted (Note 13). In connection with the revolving line of credit, the Company issued a warrant to purchase 5,428 shares of Series C Preferred Stock at $9.21 per share. The warrant was fully exercisable upon issuance and expires on July 14, 2005. The value ascribed to the warrant was not significant.

         In December 1997, the Company entered into a note payable with a third party related to certain leasehold improvements. The note is payable in monthly installments with a stated interest rate of 10% per year through May 2003. The note is guaranteed by the Company's landlord.

         At December 31, 1999, aggregate principal maturities of long-term debt are as follows:

           2000                                    $ 104,310
           2001                                      225,780
           2002                                       34,488
           2003                                        9,985
                                             ----------------
                                                   $ 374,563
                                             ================

6.       REDEEMABLE CONVERTIBLE PREFERRED STOCK

         At December 31, 1999, the Company's outstanding Series A Redeemable Convertible Preferred Stock ("Series A preferred stock"), Series B Redeemable Convertible Preferred Stock ("Series B preferred stock") and Series C Redeemable Convertible Preferred Stock ("Series C preferred stock") had the following characteristics:

         VOTING
         Holders of Series A, Series B and Series C preferred stock are entitled to the number of votes equal to the number of common shares into which the shares of preferred stock are convertible.

         DIVIDENDS
         The holders of the Series A, Series B and Series C preferred stock are entitled to cash dividends, out of funds legally available, when and if declared by the Board of Directors. In addition, the holders of the Series A, Series B and Series C preferred stock are entitled to receive a payment equal to any dividend declared or paid by the Company in respect to common stock for each share of common stock into which the convertible preferred stock is then convertible.

         LIQUIDATION PREFERENCE
         In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of Series A, Series B and Series C preferred stock are entitled to receive, prior to and in preference to holders of common stock, an amount equal to $1.00, $5.53 and $9.21 per share, respectively, plus any declared but unpaid dividends, or, if the remaining assets of the Company are insufficient to pay the full amounts entitled, the holders of Series A, Series B and Series C preferred stock will share ratably in the distribution of the remaining assets.

         The merger or consolidation of the Company into or with another corporation (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such transaction at least 50% by voting power of the capital stock of the surviving corporation), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Company for the purposes of this characteristic.

         CONVERSION
         Each Series A, Series B and Series C preferred share may be converted at any time, at the option of the stockholder, into one share of common stock, subject to certain anti-dilution adjustments. The number of resulting shares of common stock is determined by dividing the original issuance price of the preferred stock, $1.00, $5.53 and $9.21 for Series A, Series B and Series C preferred stock, respectively, by the conversion price of each share of preferred stock in effect at the time of conversion. At December 31, 1999, the conversion price of Series A, Series B and Series C preferred stock was $1.00, $5.53 and $9.21, respectively. The Series A, Series B and Series C preferred stock is automatically converted into common stock upon the closing of an initial public offering with net proceeds of at least $25 million and with a price per common share of at least $23.03 or in the event that the holders of two-thirds of the total number of each class of preferred shares elects to convert.

         REDEMPTION
         At any time on or after January 24, 2004, upon the written request of any holder of Series A, Series B or Series C preferred stock, each holder of outstanding shares of Series A, Series B or Series C preferred stock shall have the right to cause the Company to redeem the then outstanding shares over a three-year period at the respective original per share purchase price plus any declared but unpaid dividends in increments as follows:

           DATE                                      PERCENTAGE           AMOUNT
           January 24, 2004                              33%              $ 5,320,869
           January 24, 2005                              50%                2,668,423
           January 24, 2006                             100%                7,989,293
                                                                     -----------------
                                                                          $15,978,585
                                                                     =================

7.       COMMON STOCK

         Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the Series A, Series B and Series C preferred stockholders.

         At December 31, 1999, the Company had 3,495,648 shares of its common stock reserved for issuance upon conversion of the Series A, Series B and Series C preferred stock and the exercise of stock options.

         RESTRICTED STOCK AGREEMENTS
         The Company has entered into stock restriction agreements with certain common stockholders. The agreements provide that, in the event these individuals are no longer employed by the Company, the Company has the right to repurchase any or all unvested shares. Shares subject to restriction vest over a three or four year period. At

         December 31, 1999, 16,800 shares of common stock were subject to repurchase by the Company, at a price of $0.01 per share. The Company repurchased 30,750 and 13,250 shares of common stock from shareholders during the years ended December 31, 1998 and 1999, respectively, at a total purchase price of $1,208 and $132, respectively.

         At December 31, 1999, the Company's outstanding common stock is subject to certain restrictions as to sale or transfer. The Company and its stockholders are entitled to a right of first refusal on shares offered for sale at the then-current fair market value.

8.       STOCK OPTION PLAN

         In 1997, the Company adopted the NextPoint Networks, Inc. 1997 Stock Incentive Plan (the "1997 Plan") which provides for the grant of incentive stock options and nonqualified stock options, stock awards and stock purchase rights for the purchase of up to 700,000 shares of the Company's common stock by officers, employees, consultants and directors of the Company. The Board of Directors is responsible for administration of the 1997 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Incentive stock options may be granted to any officer or employee at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of fair value in the case of holders of more than 10% of the Company's voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). Nonqualified stock options may be granted to any officer, employee, consultant or director at an exercise price per share of not less than the book value per share.

         Under the 1997 plan, all restricted stock and all other stock-based awards, other than options and stock appreciation rights, become immediately vested in full and free of all restrictions and conditions upon (i) the merger or consolidation of the Company which results in the voting securities of the Company outstanding immediately prior to such event representing less than 60% of the combined voting power of the voting securities of the surviving company or acquiring entity after such event, (ii) any sale of all or substantially all of the assets of the Company, (iii) the complete liquidation of the Company, or (iv) the acquisition of 50% or more of the voting power of the Company's then outstanding securities by another entity.

         Under the 1997 plan, all options and stock appreciation rights become immediately exercisable in full and free of all restrictions and conditions, at the discretion of the Board of Directors, upon (i) the merger or consolidation of the Company which results in the voting securities of the Company outstanding immediately prior to such event representing less than 60% of the combined voting power of the voting securities of the surviving company or acquiring entity after such event, (ii) any sale of all or substantially all of the assets of the Company, or (iii) the complete liquidation of the Company. All options and stock appreciation rights become immediately exercisable in full and free of all restrictions and conditions upon the acquisition of 50% or more of the voting power of the Company's then outstanding securities by another entity.

         During 1999, the Company granted stock options to purchase 358,000 shares of its common stock at various exercise prices. The Company recorded compensation expense and deferred compensation relating to these options totaling $127,899 and $1,053,433, respectively, representing the differences between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation relating to these options is recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

         In May 1999, the Company granted options to purchase 1,250 shares of common stock to a consultant. The fair value ascribed to the shares was $4,300 which was recorded as deferred compensation at the date of grant, and fully amortized to expense during the year ended December 31, 1999.

         In September 1999, the Company granted 87,650 stock options to purchase common stock at $0.90 per share to certain employees. At the grant date, the Company estimated the fair value of its common stock to be $1.25 per share. In accordance with APB No. 25, the Company recorded $30,678 of deferred compensation which will be charged to the Company's operations over the vesting period of the options, generally four years. For the year ended December 31, 1999, the Company recorded $1,917 of compensation expense related to these options.

         In December 1999, the Company granted 2,500 stock options to purchase common stock to a consultant in exchange for services performed. The fair value ascribed to the shares was $7,945 which was recorded as deferred compensation at the date of grant, and fully amortized to expense during the year ended December 31, 1999.

         Activity under the Option Plan during 1998 and 1999 was as follows:

                                                              1998                            1999
                                                 -------------------------------  ------------------------------
                                                                     WEIGHTED-                       WEIGHTED-
                                                                     AVERAGE                          AVERAGE
                                                                     EXERCISE                         EXERCISE
                                                    SHARES            PRICE           SHARES           PRICE
           Outstanding at beginning of year             53,300        $  0.50            315,850        $  0.75

           Granted                                     286,000           0.77            358,000           0.97
           Exercised                                         -              -             (9,399)          0.61
           Canceled                                    (23,450)          0.50           (145,701)          0.75
                                                 --------------                   ---------------

           Outstanding at end of year                  315,850        $  0.75            518,750        $  0.91
                                                 ==============                   ===============

           Options exercisable at end of year            7,713        $  0.50             61,688        $  0.76
                                                 ==============                   ===============

           Weighted-average fair value of
             options granted during the year         $    0.17                         $    0.23
                                                 ==============                   ===============

           Options available for future grant          281,700                            84,651
                                                 ==============                   ===============

         The weighted-average remaining contractual life of stock options outstanding at December 31, 1999 is as follows:

                                                                                            WEIGHTED-
                                                                                             AVERAGE
                                                                                            REMAINING
                                                                                           CONTRACTUAL
            EXERCISE                                 SHARES                                    LIFE
              PRICE                               OUTSTANDING                               (IN YEARS)
                $ 0.50                                   38,000                                8.00
                $ 0.75                                   37,750                                8.42
                $ 0.90                                  375,500                                9.16
                $ 1.25                                   67,500                                9.67
                                                  -------------
                                                        518,750                                9.09
                                                  =============

         Except as described above, no compensation costs has been recognized for employee stock-based compensation to date. Had compensation cost been determined based on the estimated fair value at the grant dates consistent with the provisions of SFAS No. 123, the Company's net loss for the years ended December 31, 1998 and 1999 would have been the pro forma amounts indicated below. Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of the pro forma results for future years. For purposes of pro forma disclosure, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1998 and 1999: no dividend yield; no volatility; risk-free interest rates of 4.9% and 5.7%, respectively; and expected lives of five years.

                                                                      YEAR ENDED DECEMBER 31,
                                                                       1998             1999
           Net loss:

             As reported                                           $5,173,287        $8,151,705
             Pro forma                                              5,179,996         8,160,991

9.       INCOME TAXES

         No income tax provision or benefit has been recorded as the company has incurred losses since inception.

         The reconciliation of the provision for income taxes computed at the U.S. federal statutory tax rate to the actual provision is as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                        1998              1999
           Statutory federal rate of 34%                                          $ (1,758,918)     $ (2,771,580)
           Research and development credit generated                                  (107,993)         (142,828)
           State income taxes, net of federal benefit                                 (376,435)         (570,734)
           Permanent differences                                                         3,886            14,217
           Change in valuation allowance                                             2,236,579         3,473,894
           Other                                                                         2,881            (2,969)
                                                                                ----------------  ----------------
                                                                                   $        -       $         -
                                                                                ================  ================

         Deferred tax assets are comprised of the following:

                                                                                             DECEMBER 31,
                                                                                         1998             1999
           Net operating loss carryforward                                            $2,740,146       $ 5,969,697
           Research and development credit carryforwards                                 243,194           461,113
           Other                                                                          16,231            42,655
                                                                                     ------------      ------------

           Net deferred tax assets                                                     2,999,571         6,473,465

           Deferred tax asset valuation allowance                                    (2,999,571)       (6,473,465)
                                                                                     ------------      ------------

                                                                                      $        -       $         -
                                                                                     ============      ============

         Under generally accepted accounting principles, the benefit associated with future deductible differences is recognized if it is more likely than not that the benefit will be realized. Management believes that, based on the Company's historical results of operations, it is more likely than not that a substantial amount of the Company's deferred tax assets will not be realized. Accordingly, the Company has recorded a valuation allowance of $2,999,571 and $6,473,465 at December 31, 1998 and 1999, respectively. Management believes that the net deferred tax asset represents management's best estimate, based upon the weight of available evidence, of the deferred tax asset that will be realized. If such evidence were to change, based upon near-term operating results and longer-term projections, the amount of the valuation allowance recorded against the gross deferred tax asset may be decreased or increased.

         At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $14,692,200 and $14,649,261, respectively, available to reduce future taxable income which expire at various dates between 2001 and 2019. The Company also has federal and state research and development tax credit carryforwards of approximately $305,051 and $232,551, respectively, available to reduce future tax liabilities which expire at various dates between 2001 and 2019.

         Under the provisions of the U.S. Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of federal net operating loss carryforwards and research and development credit carryforwards which could be utilized annually to offset future federal taxable income and taxes payable.

10.      COMMITMENTS

         The Company leases its facilities under noncancelable leases that expire in May 2001. Rent expense for the year ended December 31, 1998 and 1999 was $302,753 and $192,687, respectively. Future minimum lease commitments at December 31, 1999 are as follows:


                                                                                    OPERATING
           YEAR ENDING DECEMBER 31,                                                  LEASES
           2000                                                                        $ 302,753
           Thereafter                                                                    142,228
                                                                                 ----------------

           Total minimum lease payments                                                $ 444,981
                                                                                 ================

11.      401(K) SAVINGS PLAN

         The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. The Company has not made any contributions to the 401(k) Plan through December 31, 1999.

12.      SEGMENT AND GEOGRAPHIC INFORMATION

         The Company organizes itself as one segment and conducts its operations in the United States.

         The Company sells its software licenses and services to domestic and international customers. Revenues were generated from the following geographic regions:

                                                                       YEAR ENDED DECEMBER 31,
                                                                       1998             1999
           United States                                            $ 385,600        $1,188,419
           Other                                                       24,200           402,800
                                                              ----------------  ----------------
                                                                    $ 409,800        $1,591,219
                                                              ================  ================

13.      SUBSEQUENT EVENTS

         On January 18, 2000, the Company entered into a loan modification agreement with its bank, which, among other things, increased the amount available under its revolving line of credit to $1,500,000, extended the terms of its revolving line of credit and equipment credit line to January 18, 2001 and June 1, 2003, respectively, and established a committed bridge loan (the "bridge loan"). The bridge loan provided advances to the Company of up to $2,000,000, $1,000,000 of which was available to the Company through January 31, 2000, and an additional $1,000,000 of which was available to the Company contingent upon its ability to obtain a commitment to raise $2,000,000 in additional subordinated debt from a third party and the Company's receipt of a commitment to purchase certain capital stock in the Company. The bridge loan matured on April 18, 2000, and was subsequently extended to June 30, 2000 by a second loan modification agreement, dated June 9, 2000. Pursuant to the second loan modification agreement, the revolving line of credit and certain unused portions of the equipment credit line were terminated. In exchange for such extension, the Company granted warrants to purchase 15,648 shares of the Company's Series C preferred stock at an exercise price of $5.53 per share. The warrants are exercisable immediately and expire on June 9, 2005. Additional warrants are to be granted under the agreement upon the maturity of the bridge loan, and as of each 30th day thereafter, so long as the bridge loan borrowings are outstanding. The number of Series C preferred shares to be issued under each subsequent warrant is determined by multiplying the then outstanding principal amount under the bridge loan and the equipment loan by a factor of 0.025, and dividing by $9.21 per share.
         Borrowings under the modified equipment credit line and bridge loan accrued interest at the prime rate plus 0.75% and the prime rate plus 2.00%, respectively. The agreement for this facility requires that the Company maintain certain financial ratios and the initial loan modification agreement waives the bank's right to accelerate payments on borrowings outstanding as of December 31, 1999, due to certain violations of covenants in effect at that date. On January
         27, 2000, the Company borrowed $1,000,000 under the bridge loan facility. This facility is secured by a lien against substantially all of the Company's assets, and is guaranteed by a subsidiary of the Company.

         In conjunction with this facility, the Company issued a warrant to purchase 17,589 shares of the Company's Series C preferred stock at an exercise price of $9.21 per share. The exercise price for such shares was reduced to $5.53 per share by the second loan modification agreement. This warrant was exercisable immediately and expires on January 18, 2005.

         On January 21, 2000, the Company entered into a demand convertible loan and security agreement with certain investors in the Company. The agreement establishes a $2,000,000 revolving credit loan, payable on the earlier of demand or one hundred eighty days after the initial draw under the bank bridge loan. Interest on borrowings under the revolving credit loan accrues at 10.00% per year, until notice of demand or maturity, after which, interest accrues at 15.00% per year until such borrowings are paid in full. Borrowings under this revolving credit loan were subject to the Company borrowing $1,000,000 under its bridge loan with its bank and is secured by a junior lien against substantially all the assets of the Company. Upon a qualified financing transaction, defined as a sale of the Company's common or preferred stock for at least an aggregate of $10,000,000, the outstanding principal amounts under the revolving credit loan are convertible, at the holder's option, into shares of such financing at that financing's per share price. In the event of a merger or sale of the Company, outstanding principal amounts are convertible, at the holder's option, into shares of Series C preferred stock at a per share price of the lesser of (i) $9.21 per share, (ii) 75% of the preferred stock per share price as established by the terms of the merger, or (iii) $5.53 per share if borrowings under the loan have not been repaid 60 days following its maturity date. The agreement for this facility requires that the Company maintain certain financial ratios.

         On March 13, 2000, the Company borrowed $1,000,000 under this facility and issued to the investors initial warrants to purchase an aggregate of 10,857 shares of the Company's Series C preferred stock at an exercise price of $9.21 per share. This warrant was exercisable immediately and expires on March 13, 2005. Additional warrants to purchase an aggregate of 21,715 shares of the Company's Series C preferred stock was issued on May 12, 2000, and further warrants are to be granted under the agreement as of each 30th day thereafter, so long as the borrowings are outstanding. The number of Series C preferred shares to be issued under each subsequent warrant is determined by multiplying the then outstanding principal amount under the revolving credit loan by a factor of 0.10, and dividing by the exercise price of the warrants. The exercise price of the warrants is the lesser of (i) $9.21 per share, or (ii) $5.53 per share if borrowings under the loan have not been repaid 60 days following its maturity date. The term of these additional warrants will be five years from the date of issuance. Total warrants to be issued under these terms cannot exceed an aggregate exercise price of $800,000.

         On February 9, 2000, a reseller filed suit against the Company in the Superior Court of California, seeking specific performance for certain alleged obligations of the Company or an award of actual consequential and punitive damages and recovery of all legal costs. The suit alleges, among other things, that the Company materially breached obligations under certain contractual agreements and committed acts of fraud against the plaintiff. Subsequent motions were filed and granted, moving the venue of the case to the federal courts. Motions to move the case to the Massachusetts state courts were filed on March 17, 2000. On April 10, 2000, the Company filed a motion to dismiss all claims, and on May 19,2000, the court dismissed the resellers claims for improper venue. Discovery on these claims has not yet begun, and, therefore, the Company cannot predict the outcome or range of possible loss, if any. The Company intends to vigorously defend against these claims.

         On February 10, 2000, the Board of Directors approved the NextPoint Networks, Inc. 2000 Stock Incentive Plan, with an authorization to grant awards of up to 750,000 shares of common stock.

         On July 7, 2000, the Company was acquired by NetScout Systems, Inc.

                            NEXTPOINT NETWORKS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                                     DECEMBER 31,       JUNE 30,
                                                                                         1999             2000
                                                                                               (UNAUDITED)
ASSETS

Current assets:

    Cash and cash equivalents                                                          $  950,173       $  244,688
    Accounts receivable, net of allowance for doubtful accounts of $80,000
      and $102,799 at December 31, 1999 and June 30, 2000 (unaudited), respectively       730,296        1,144,422
    Prepaid expenses and other current assets                                             107,254           97,427
                                                                                    --------------  ---------------

        Total current assets                                                            1,787,723        1,486,537
                                                                                    --------------  ---------------

Note receivable from stockholder                                                           35,000           35,000
Fixed assets, net                                                                         784,208          852,332
Other assets                                                                               29,442           30,597
                                                                                    --------------  ---------------

        Total assets                                                                  $ 2,636,373      $ 2,404,466
                                                                                    ==============  ===============

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:

    Current portion of note payable to bank                                            $   85,040       $   89,350
    Current portion of note payable - other                                                19,270        3,519,239
    Accounts payable                                                                      536,060          516,440
    Accrued expenses                                                                      350,686          776,072
    Deferred revenue                                                                      453,083          785,240
                                                                                    --------------  ---------------

        Total current liabilities                                                       1,444,139        5,686,341
                                                                                    --------------  ---------------

Long-term portion of note payable to bank                                                 218,673          141,472
Long-term portion of note payable - other                                                  51,580           42,686
                                                                                    --------------  ---------------

        Total liabilities                                                               1,714,392        5,870,499
                                                                                    --------------  ---------------

Series A redeemable convertible preferred stock, $0.01 par value; 1,100,000 shares authorized, issued and outstanding at December 31, 1999 and
  June 30, 2000 (unaudited) (liquidation preference of $1,100,000)                      1,100,000        1,100,000
                                                                                    --------------  ---------------
Series B redeemable convertible preferred stock, $0.01 par value; 542,495 shares authorized, issued and outstanding at December 31, 1999 and
  June 30, 2000 (unaudited) (liquidation preference of $2,999,997)                      2,999,997        2,999,997
                                                                                    --------------  ---------------
Series C redeemable convertible preferred stock, $0.01 par value; 1,295,177 shares authorized, 1,289,749 shares issued and outstanding at December 31,
  1999 and June 30, 2000 (unaudited) (liquidation preference
  of $11,878,588)                                                                      11,878,588       11,878,588
                                                                                    --------------  ---------------

Stockholders' deficit:

    Common stock, $0.0001 par value; 7,000,000 shares authorized, 2,437,599 and
      2,438,999 shares issued and outstanding at December 31, 1999 and
      and June 30, 2000 (unaudited), respectively                                             244              245
    Additional paid-in capital                                                          1,106,493        4,049,122
    Treasury stock, at cost, 44,000 and 54,250 shares at December 31, 1999
      and June 30, 2000 (unaudited), respectively                                          (1,340)          (2,163)
    Deferred compensation                                                                (954,295)      (1,794,922)
    Accumulated deficit                                                               (15,207,706)     (21,696,900)
                                                                                    --------------  ---------------

        Total stockholders' deficit                                                   (15,056,604)     (19,444,618)
                                                                                    --------------  ---------------

        Total liabilities, redeemable convertible preferred stock and
        stockholders' deficit                                                        $  2,636,373     $  2,404,466
                                                                                    ==============  ===============


                    The accompanying notes are an integral part of
                  these condensed consolidated financial statements.

NEXTPOINT NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        SIX MONTHS        SIX MONTHS
                                                           ENDED             ENDED
                                                         JUNE 30,          JUNE 30,
                                                           1999              2000
                                                                (UNAUDITED)
Revenues:
    Licenses                                            $     695,164     $   1,993,652
    Services                                                    3,998            82,471
                                                      ----------------  ----------------
                                                              699,162         2,076,123
                                                      ----------------  ----------------
Cost of revenues:
    Licenses                                                   10,427            29,905
    Services                                                   60,482            56,739
                                                      ----------------  ----------------
                                                               70,909            86,644
                                                      ----------------  ----------------
        Gross profit                                          628,253         1,989,479
                                                      ----------------  ----------------
Operating expenses:
    Research and development                                1,357,212         1,495,249
    Sales and marketing                                     2,324,013         3,390,576
    General and administrative                                624,686         1,440,058
    Stock-based compensation                                   77,803           231,021
                                                      ----------------  ----------------
        Total operating expenses                            4,383,714         6,556,904
                                                      ----------------  ----------------
        Loss from operations                               (3,755,461)       (4,567,425)

Interest income                                               150,397            20,782

Interest expense                                              (18,247)       (1,942,551)
                                                      ----------------  ----------------
        Net loss                                         $ (3,623,311)     $ (6,489,194)
                                                      ================  ================

                    The accompanying notes are an integral part of
                  these condensed consolidated financial statements.

NEXTPOINT NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                   SIX MONTHS        SIX MONTHS
                                                                                      ENDED             ENDED
                                                                                    JUNE 30,          JUNE 30,
                                                                                      1999              2000
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                       $  (3,623,311)     $ (6,489,194)
    Adjustments to reconcile net loss to net cash used for
      operating activities:
      Depreciation                                                                       103,363           187,718
      Compensation expense for stock options granted                                      77,803           231,021
      Interest expense related to beneficial conversion
        feature and warrants                                                                   -         1,862,682
      Changes in assets and liabilities:
        Accounts receivable                                                             (526,670)         (414,126)
        Prepaid expenses and other current assets                                         10,651             9,827
        Accounts payable and accrued expenses                                           (246,294)          405,767
        Deferred revenue                                                                 222,688           332,157
                                                                                 ----------------  ----------------
        Net cash used in operating activities                                         (3,981,770)       (3,874,148)
                                                                                 ----------------  ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of fixed assets                                                             (64,350)         (255,842)
    Increase in other assets                                                             (13,076)           (1,155)
                                                                                 ----------------  ----------------
        Net cash used in investing activities                                            (77,426)         (256,997)
                                                                                 ----------------  ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of notes payable                                                    -         3,500,000
    Repayments of notes payable                                                          (38,807)          (81,816)
    Proceeds from stock option exercises                                                   2,455             8,299
    Purchase of treasury stock, at cost                                                      (67)             (823)
                                                                                 ----------------  ----------------
        Net cash (used in)/provided by financing activities                              (36,419)        3,425,660
                                                                                 ----------------  ----------------
Net decrease in cash and cash equivalents                                             (4,095,615)         (705,485)

Cash and cash equivalents, beginning of period                                         9,404,330           950,173
                                                                                 ----------------  ----------------
Cash and cash equivalents, end of period                                           $   5,308,715     $     244,688
                                                                                 ================  ================

                    The accompanying notes are an integral part of
                  these condensed consolidated financial statements.

NEXTPOINT NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION

         The accompanying condensed consolidated financial statements of Nextpoint Networks, Inc. (the "Company") at June 30, 2000 and for the six months ended June 30, 2000 and 1999 are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the June 30, 2000 and 1999 unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the six-month period ended June 30, 2000 are not necessarily indicative of the results of operations that may be expected for any future period.

         The balance sheet as of December 31, 1999 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

2.       INTEREST EXPENSE

         Interest expense for the six-month period ended June 30, 2000 includes a $1,328,990 charge for debt discount representing the fair value of a beneficial conversion feature embedded in a $2,000,000 demand convertible loan facility entered into on January 21, 2000. Also included in interest expense for the six-month period ended June 30, 2000 is a $533,692 charge related to the amortization of debt discount resulting from detachable warrants to purchase 87,524 shares of Series C redeemable convertible preferred stock issued with various loan facilities entered into during the period.

3.       SEGMENT AND GEOGRAPHIC INFORMATION

         The Company organizes itself as one segment and conducts its operations in the United States.

         The Company sells its software licenses and services to domestic and international customers. Revenues were generated from the following geographic regions:

                                              SIX MONTHS ENDED
                                                  JUNE 30,
                                          1999               2000

           United States                  $ 504,859        $2,065,561
           Other                            194,303            10,562
                                     ---------------   ---------------
                                          $ 699,162        $2,076,123
                                     ===============   ===============
4.       ACQUISITION

         On July 7, 2000, the Company was acquired by NetScout Systems, Inc.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information gives effect to the acquisition by NetScout Systems, Inc. ("NetScout") of NextPoint Networks, Inc. ("NextPoint") on July 7, 2000 in a transaction to be accounted for using the purchase method. The unaudited pro forma combined balance sheet is based on the individual balance sheets of NetScout and NextPoint and has been prepared as if the acquisition by NetScout of NextPoint occurred on June 30, 2000. The unaudited pro forma combined statements of operations are based on the individual statements of operations of NetScout and NextPoint, and combines the results of operations of NetScout for the year ended March 31, 2000 and NextPoint for the year ended December 31, 1999 as if the acquisition occurred on April 1, 1999 and the results of operations of NetScout for the three months ended June 30, 2000 and NextPoint for the three months ended March 31, 2000 as if the acquisition occurred on April 1, 2000. The allocation of the purchase price to tangible and intangible assets, including deferred income taxes, as well as the related amortization expense, is preliminary and based on estimates only and may change materially as a result of the completion of NetScout's evaluation of the fair value of the net assets acquired.

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the acquisition had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future financial position or operating results of NetScout. The unaudited pro forma combined financial information does not give effect to any cost savings or restructuring and integration costs which may result from the integration of NetScout and NextPoint's operations. Such costs related to restructuring and integration have not yet been determined and NetScout expects to charge such costs to operations during the quarter incurred.

The unaudited pro forma combined financial information should be read in conjunction with NetScout's audited consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended March 31, 2000 and its quarterly report on Form 10-Q for the three months ended June 30, 2000 and NextPoint's financial statements included elsewhere in this Form 8-K/A.

NETSCOUT SYSTEMS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF JUNE 30, 2000
(IN THOUSANDS)


                                                                                                PRO FORMA             PRO FORMA
                                                        NETSCOUT            NEXTPOINT           ADJUSTMENTS            COMBINED
                                                       ---------            ---------           -----------           ----------
                        ASSETS

Current assets:
Cash and cash equivalents                              $  56,722            $     245           $   (19,533)  A
                                                                                                     (3,293)  F       $   34,141
Marketable securities                                     17,611                    -                     -               17,611
Accounts receivable, net                                  12,604                1,145                     -               13,749
Inventories                                                4,362                    -                     -                4,362
Deferred income taxes                                      1,022                    -                     -                1,022
Prepaids and other current assets                          4,306                   97                  (500)  D            3,903
                                                       ---------            ---------           -----------           ----------
       Total current assets                               96,627                1,487               (23,326)              74,788
Fixed assets, net                                          6,051                  852                     -                6,903
Deferred income taxes                                        599                    -                 1,000   H            1,599
Note receivable from stockholder                               -                   35                   (35)  A                -
Other assets                                                   -                   31                     -                   31
Intangible assets                                              -                    -                51,153   A           51,153
                                                       ---------            ---------           -----------           ----------
       Total assets                                    $ 103,277            $   2,405             $  28,792           $  134,474
                                                       =========            =========           ===========           ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                  $  10,084            $   1,293             $   1,425   C       $   12,802
Deferred revenue                                           7,357                  785                  (492)  A            7,650
Current portion of notes payable                               -                3,609                  (500)  D
                                                                                                     (3,109)  F                -
                                                       ---------            ---------           -----------           ----------
       Total current liabilities                          17,441                5,687                (2,676)              20,452
Notes payable, net of current portion                          -                  184                  (184)  F                -
                                                       ---------            ---------           -----------           ----------
       Total liabilities                                  17,441                5,871                (2,860)              20,452
                                                       ---------            ---------           -----------           ----------
Redeemable convertible preferred stock                         -               15,979               (15,979)  B                -
                                                       ---------            ---------           -----------           ----------
Stockholders' equity:
Common stock                                                  31                   --                     2   A               33
Addition paid-in capital                                  67,658                4,049                (4,049)  B
                                                                                                     29,164   A
                                                                                                      3,981   I          100,803
Deferred compensation                                       (518)              (1,795)                1,795   B
                                                                                                       (980)  A
                                                                                                     (3,981)  I           (5,479)
Treasury stock                                           (25,306)                  (2)                    2   B          (25,306)
Retained earnings                                         43,971              (21,697)               21,697   B           43,971
                                                       ---------            ---------           -----------           ----------
       Total stockholders' equity                         85,836              (19,445)               47,631              114,022
                                                       ---------            ---------           -----------           ----------
       Total liabilities and stockholders' equity      $ 103,277            $   2,405             $  28,792           $  134,474
                                                       =========            =========           ===========           ==========

See accompanying notes to the unaudited pro forma combined financial information

NETSCOUT SYSTEMS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                 NETSCOUT               NEXTPOINT               PRO FORMA           PRO FORMA
                                              MARCH 31, 2000        DECEMBER 31, 1999          ADJUSTMENTS           COMBINED
                                            -------------------  ------------------------ -----------------   -----------------
Revenue:
     Product                                        $   57,206             $           -        $        -          $   57,206
     Service                                            12,804                        56                 -              12,860
     License and royalty                                16,149                     1,535                 -              17,684
                                            -------------------  ------------------------ -----------------   -----------------
          Total revenue                                 86,159                     1,591                 -              87,750
                                            -------------------  ------------------------ -----------------   -----------------
Cost of revenue
     Product                                            21,139                         -                 -              21,139
     Service                                             1,718                       162                 -               1,880
     License                                                 -                        24                 -                  24
                                            -------------------  ------------------------ -----------------   -----------------
          Total cost of revenue                         22,857                       186                 -              23,043
                                            -------------------  ------------------------ -----------------   -----------------
Gross margin                                            63,302                     1,405                 -              64,707
                                            -------------------  ------------------------ -----------------   -----------------
Operating expenses:
     Research and development                            9,526                     2,631               122  K           12,279
     Sales and marketing                                27,945                     5,371               131  K           33,447
     General and administrative                          4,631                     1,563             1,915  K            8,109
     Stock-based compensation                                -                       142              (142) J                -
     Amortization of intangibles                             -                         -            12,230  A           12,230
                                            -------------------  ------------------------ -----------------   -----------------
          Total operating expenses                      42,102                     9,707            14,256              66,065
                                            -------------------  ------------------------ -----------------   -----------------
Income (loss) from operations                           21,200                    (8,302)          (14,256)             (1,358)
Interest income, net                                     2,551                       151            (1,027) E            1,675
                                            -------------------  ------------------------ -----------------   -----------------
Income (loss) before provision for
 income taxes                                           23,751                    (8,151)          (15,283)                317
Provision for income taxes                               8,539                         -            (5,138) G            3,401
                                            -------------------  ------------------------ -----------------   -----------------
Net income (loss)                                   $   15,212             $      (8,151)       $  (10,145)        $    (3,084)
                                            ===================  ======================== =================   =================
Basic net income (loss) per share                   $     0.70                                                     $     (0.13)
Diluted net income (loss) per share                 $     0.56                                                     $     (0.13)
Shares used in computing:
     Basic net income (loss) per share                  21,750                                       1,878  L           23,628
     Diluted net income (loss) per share                26,496                                                          23,628


See accompanying notes to the unaudited pro forma combined financial information.

NETSCOUT SYSTEMS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              NETSCOUT               NEXTPOINT             PRO FORMA              PRO FORMA
                                           JUNE 30, 2000          MARCH 31, 2000          ADJUSTMENTS              COMBINED
                                         -------------------    --------------------    -----------------      -----------------
Revenue:

     Product                                     $   17,761             $         -            $       -             $   17,761
     Service                                          3,976                      21                    -                  3,997
     License and royalty                              3,432                   1,031                    -                  4,463
                                         -------------------    --------------------    -----------------      -----------------
          Total revenue                              25,169                   1,052                    -                 26,221
                                         -------------------    --------------------    -----------------      -----------------

Cost of revenue
     Product                                          6,094                       -                    -                  6,094
     Service                                            595                      27                    -                    622
     License                                              -                      15                    -                     15
                                         -------------------    --------------------    -----------------      -----------------
          Total cost of revenue                       6,689                      42                    -                  6,731
                                         -------------------    --------------------    -----------------      -----------------
Gross margin                                         18,480                   1,010                    -                 19,490
                                         -------------------    --------------------    -----------------      -----------------
Operating expenses:
     Research and development                         2,572                     667                   30  K               3,269
     Sales and marketing                              8,727                   1,492                   33  K              10,252
     General and administrative                       1,594                     505                  449  K               2,548
     Stock-based compensation                             -                     110                 (110) J                   -
     Amortization of intangibles                          -                       -                3,058  A               3,058
                                         -------------------    --------------------    -----------------      -----------------
          Total operating expenses                   12,893                   2,774                3,460                 19,127
                                         -------------------    --------------------    -----------------      -----------------
Income (loss) from operations                         5,587                  (1,764)              (3,460)                   363
Interest income (expense), net                        1,034                     (22)                (257) E                 755
                                         -------------------    --------------------    -----------------      -----------------
Income (loss) before provision
for income taxes                                      6,621                  (1,786)              (3,717)                 1,118
Provision for income taxes                            2,317                       -               (1,114) G               1,203
                                         -------------------    --------------------    -----------------      -----------------
Net income (loss)                                $    4,304             $    (1,786)           $  (2,603)            $      (85)
                                         ===================    ====================    =================      =================
Basic net income (loss) per share                $     0.16                                                          $    (0.00)
Diluted net income (loss) per share              $     0.15                                                          $    (0.00)
Shares used in computing:
     Basic net income (loss) per share               26,762                                        1,832  L              28,594
     Diluted net income (loss) per share             27,954                                                              28,594


See accompanying notes to the unaudited pro forma combined financial information.

            NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.   PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

The foregoing unaudited pro forma combined financial information gives effect to the acquisition by NetScout of NextPoint in a transaction accounted for using the purchase method. The unaudited pro forma combined balance sheet is based on the individual balance sheets of NetScout and NextPoint and has been prepared as if the acquisition by NetScout of NextPoint occurred on June 30, 2000. The unaudited pro forma combined statements of operations are based on the individual statements of operations of NetScout and NextPoint, and combines the results of operations of NetScout for the year ended March 31, 2000 and NextPoint for the year ended December 31, 1999 as if the acquisition occurred on April 1, 1999 and the results of operations of NetScout for the three months ended June 30, 2000 and NextPoint for the three months ended March 31, 2000 as if the acquisition occurred on April 1, 2000.

On July 7, 2000, NetScout acquired all of the outstanding common and preferred stock of NextPoint in exchange for 1,831,518 shares of NetScout common stock and $19.5 million in cash. NetScout also issued options and warrants exercisable for 298,647 shares of NetScout common stock in exchange for all outstanding options and warrants for NextPoint common stock. In addition, 267,602 shares of NetScout common stock have been reserved and will be issued to two founding shareholders and employees of NextPoint in accordance with the terms of the acquisition. The initial value of the acquisition was $52.9 million based on the fair value of the consideration paid plus direct acquisition costs.

The allocation of the purchase price is preliminary and based on estimates only. A final allocation of the purchase price will be determined in NetScout's second quarter and changes will result in a change to the amounts allocated to tangible and intangible assets, including deferred income taxes, recorded in connection with the acquisition.

2.       PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONSOLIDATED
         FINANCIAL INFORMATION

A. The initial purchase price of $52.9 million is based on the consideration paid to NextPoint stockholders including common stock, options, warrants and cash, plus acquisition related expenses. For the purposes of the presentation of the unaudited pro forma combined financial information, NetScout has allocated $1.8 million of the purchase price to net liabilities assumed of $0.2 million based on the book values as of June 30, 2000, deferred income taxes of $1.0 million and deferred compensation of $1.0 million. The remainder of $51.1 million has been allocated to intangible assets which are expected to include: completed technology, workforce, trademarks, noncompetition agreements and goodwill. Based on an estimated useful life of three to five years for such intangible assets, the unaudited pro forma combined financial information includes an adjustment of $12.2 million for the year ended March 31, 2000 and $3.1 million for the three months ended June 30, 2000 for amortization expense. The allocation of the purchase price to tangible and intangible asset, as well as the related amortization expense, may change materially as a result of the completion of NetScout's evaluation of the fair value of the net assets acquired.

B.       Elimination of NextPoint equity accounts.

C. Increase in accrued expenses for estimated acquisition related expenses of $1.4 million.

D.       Elimination of intercompany balances between NetScout and NextPoint.

E. Decrease in interest income resulting from cash payment of $19.5 million and the repayment of notes payable of $3.3 million.

F. Decrease in notes payable to reflect NetScout repayment subsequent to the acquisition.

G. Decrease in provision for income taxes as a result of the various pro forma adjustments.

H. The net effect of an increase in deferred income tax assets for applicable net operating losses acquired from NextPoint and an increase in deferred income tax liabilities related to intangible assets, other than goodwill.

I. Increase in deferred compensation and additional paid-in capital for the fair value of common stock to be issued to two founding shareholders and employees of NextPoint as they remain continuously employed by NetScout through June 30, 2002.

J. Elimination of stock-based compensation expense related to options issued by NextPoint prior to the acquisition.

K. Increase in research and development, sales and marketing, and general and administrative expense for the amortization of deferred compensation on unvested options issued by NetScout in exchange for unvested NextPoint options and for the amortization of deferred compensation on common stock issued to two founding shareholders and employees of NextPoint during the unaudited pro forma period presented.

L. Basic and diluted net loss per share assumes that the 1,831,518 shares of NetScout's common stock issued in the acquisition were outstanding for the entire period and assumes that 46,138 and 22,097 shares of NetScout's common stock were issued to two founding shareholders and employees of NextPoint as they remained continuously employed by NetScout during the unaudited pro forma combined statements of operations for the year ended March 31, 2000 and for the three months ended June 30, 2000, respectively. All potential common stock have been excluded from the calculation of pro forma net loss per share as their inclusion would be anti-dilutive.

         (c)      EXHIBITS.

EXHIBIT NO.                DESCRIPTION
-----------                -----------

*2.1 Agreement and Plan of Reorganization dated as of June 13, 2000 by and among NetScout Systems, Inc., NetScout Service Level Corporation, NextPoint Networks, Inc. and certain stockholders of NextPoint Networks, Inc.

*10.1 Registration Rights Agreement dated as of July 7, 2000, by and among NetScout Systems, Inc., certain NextPoint stockholders, certain NextPoint Warrant Holders and Silicon Valley Bank.

23.1                       Consent of PricewaterhouseCoopers LLP.

*99.1                      Press Release dated as of June 14, 2000.

*99.2                      Press Release dated as of July 7, 2000.

------------------
*Previously filed.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned officer.

                                   NETSCOUT SYSTEMS, INC.

September 20, 2000                 By: /s/ Anil K. Singhal
                                       ----------------------------------------
                                       Anil K. Singhal
                                       Chairman and Chief Executive Officer

                                  EXHIBIT INDEX

     EXHIBIT NO.                                DESCRIPTION
     -----------                                -----------

         *2.1 Agreement and Plan of Reorganization dated as of June 13, 2000 by and among NetScout Systems, Inc., NetScout Service Level Corporation, NextPoint Networks, Inc. and certain stockholders of NextPoint Networks, Inc.

        *10.1 Registration Rights Agreement dated as of July 7, 2000, by and among NetScout Systems, Inc., certain NextPoint stockholders, certain NextPoint Warrant Holders and Silicon Valley Bank.

         23.1           Consent of PricewaterhouseCoopers LLP

        *99.1           Press Release dated as of June 14, 2000.

        *99.2           Press Release dated as of July 7, 2000.

------------------
*Previously filed.